Exhibit 99.1

UNITY Biotechnology, Inc. Reports Second Quarter 2018 Financial Results

SAN FRANCISCO, Calif., August 9, 2018 (GLOBE NEWSWIRE) -- UNITY Biotechnology, Inc. (“UNITY”) (NASDAQ:UBX), a biotechnology company developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging, today reported second quarter 2018 financial results.

"We ended this quarter in a strong financial position as a result of our recent financings. We are well-resourced to move towards our goal of extending human healthspan," said Keith Leonard, chairman and chief executive officer of UNITY. “As recently announced, we treated the first patient in our Phase 1 clinical trial evaluating UBX0101 in moderate to severe osteoarthritis of the knee. This is an important step in assessing the role that eliminating senescent cells may play in the treatment of diseases of aging such as osteoarthritis, and we expect to share initial results in the first quarter of next year.”

Second Quarter Financial Results

Cash, cash equivalents and investments totaled $198.0 million as of June 30, 2018, compared to $92.2 million as of December 31, 2017. The increase in cash reflects net proceeds of $59.9 million from UNITY’s Series C convertible preferred stock financing, and $75.9 million from UNITY’s initial public offering (IPO).

Operating loss for the three months ended June 30, 2018, was $20.8 million compared with $11.7 million for the same period in 2017.  The increase includes non cash stock-based compensation expense of $2.3 million, non cash contingent consideration of $1.8 million and depreciation expense of $0.5 million. Cash used for operations during the second quarter of 2018 was $18.0 million, which includes cash used for changes to our operating assets and liabilities of $2.8 million.

Research and development expenses were $15.2 million during the second quarter of 2018, compared with $9.2 million for the second quarter of 2017. The increase was attributable to an increase in personnel-related expenses of $3.6 million, of which $1.8 million was related to non cash stock-based compensation expense, $1.5 million for direct research and development activities and $0.6 million for facilities-related costs.

General and administrative expenses were $3.8 million during the second quarter of 2018, compared to $2.5 million for the second quarter of 2017. The increase was predominantly due to $1.2 million in personnel-related expenses, of which $0.5 million was related to non cash stock-based compensation expense and $0.4 million increase in professional service expenses in preparation for becoming a public company. The increases were partially offset by a $0.5 million decrease in research contributions.

Contingent consideration expense of $1.8 million during the second quarter of 2018 relates to the value of shares potentially issuable under two commercial agreements. Any further change in fair value of contingent consideration will be measured and recorded as of each balance sheet date.

About UNITY

UNITY is developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging. UNITY's initial focus is on creating senolytic medicines to selectively eliminate senescent cells and thereby treat age-related diseases, such as osteoarthritis, eye diseases and pulmonary diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements related to the expected timing for enrolling patients in our Phase 1 clinical study of UBX0101 and our potential to bring medicines to market to treat age-related diseases and extend human healthspan. Such forward-looking statements involve substantial risks and uncertainties that could cause UNITY’s research and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including UNITY’s early stage of development and its understanding of senescence biology, the process of designing and conducting clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, UNITY’s ability to successfully protect and defend its intellectual property and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of UNITY’s product candidates. UNITY undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see UNITY’s recently filed Registration Statement on Form S-1 and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Unity Biotechnology, Inc.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$15,198	$9,213	$28,223	$16,183
General and administrative	3,842	2,485	7,299	4,555
Fair value of contingent consideration	1,758	—	1,758	—
Total operating expenses	20,798	11,698	37,280	20,738
Operating loss	(20,798)	(11,698)	(37,280)	(20,738)
Interest income	826	278	1,178	386
Other expense, net	(30)	(8)	(33)	(10)
Net loss	(20,002)	(11,428)	(36,135)	(20,362)
Other comprehensive loss
Unrealized gain (loss) on marketable securities, net of tax	61	(18)	27	(20)
Comprehensive loss	$(19,941)	$(11,446)	$(36,108)	$(20,382)
Net loss per share, basic and diluted	$(0.76)	$(3.62)	$(2.41)	$(6.53)
Weighted average number of shares used in computing net loss per share, basic and diluted	26,298,666	3,154,515	15,003,493	3,117,220

Unity Biotechnology, Inc.

Condensed Balance Sheets

(In thousands)

	June 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$34,165	$7,298
Contribution receivable	—	1,382
Short-term marketable securities	151,806	79,212
Prepaid expenses and other current assets	1,650	988
Total current assets	187,621	88,880
Property and equipment, net	6,595	6,958
Long-term marketable securities	12,073	5,118
Restricted cash	550	550
Other long-term assets	1,617	518
Total assets	$208,456	$102,024

Liabilities, convertible preferred stock, and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$1,883	$2,378
Accrued compensation	1,941	2,181
Accrued and other current liabilities	4,856	3,338
Contingent consideration liability, current portion	725	—
Total current liabilities	9,405	7,897
Deferred rent, net of current portion	2,867	3,166
Contingent consideration liability, net of current portion	1,033	—
Other non-current liabilities	82	118
Total liabilities	13,387	11,181

Convertible preferred stock	—	173,956
Stockholders' equity (deficit):
Common stock	4	1
Additional paid-in capital	318,758	4,072
Related party promissory notes for purchase of common stock	(201)	(202)
Employee promissory notes for purchase of common stock	(400)	—
Accumulated other comprehensive loss	(77)	(104)
Accumulated deficit	(123,015)	(86,880)
Total stockholders' equity (deficit)	195,069	(83,113)
Total liabilities, convertible preferred stock, and stockholders' equity (deficit)	$208,456	$102,024

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